Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the heading “Financial Highlights” in the Post-Effective Amendment to the Registration Statement on Form N-1A of ARK ETF Trust and to the refence to financial highlights that were included in the July 31, 2021 Annual Report of ARK ETF Trust. Our report dated September 24, 2021, on the financial statements and financial highlights of the ARK Genomic Revolution ETF, ARK Autonomous Technology & Robotics ETF, ARK Innovation ETF, ARK Next Generation Internet ETF, ARK Fintech Innovation ETF, ARK Space Exploration & Innovation ETF, The 3D Printing ETF, and The Israel Innovative Technology ETF, each a series of ARK ETF Trust, is included in the July 31, 2021 Annual Report.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 3, 2023